Connective Capital Management, LLC -- Code of Ethics

Implementation Date: March 30, 2012
Most Recent Amendment Date: May 17, 2012

I.	INTRODUCTION

High ethical standards are essential for the success of Connective Capital Management, LLC (“CCM”) and to maintain the confidence of Clients.  CCM is of the view that its long-term business interests are best served by adherence to the principle that Clients’ interests come first.  CCM has a fiduciary duty to its Clients, which requires individuals associated with CCM to act solely for the benefit of Clients.  Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms.  In recognition of CCM’s fiduciary obligations to its Clients and CCM’s desire to maintain its high ethical standards, CCM has adopted this Code of Ethics containing provisions designed to:  (i) comply with all applicable laws and regulations; (ii) identify conflicts of interest; (iii) observe all fiduciary duties and provide a means to resolve any actual or potential conflict in favor of the Client; and (iv) ensure that all personnel have read the Code of Ethics, agreed to adhere to the Code of Ethics, and are aware that a record of all violations of the Code of Ethics will be maintained by the Chief Compliance Officer and that personnel who violate the Code of Ethics are subject to sanctions by CCM.

One goal is to allow CCM’s Access Persons to engage in personal securities transactions while protecting Clients, CCM and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests.  While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing are considered basic conditions of employment for Employees and Access Persons of CCM.  If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for CCM and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.  The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	APPLICABILITY OF CODE OF ETHICS

A.	PERSONAL ACCOUNTS OF ACCESS PERSONS. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

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(3)
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Code of Ethics, each Access Person will be required to provide a comprehensive list of all Personal Accounts to CCM’s Chief Compliance Officer.

B.
ACCESS PERSON AS TRUSTEE.  A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(1)
Personal Accounts of Other Access Persons.  A Personal Account of an Access Person that is managed by another Access Person is considered a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account.  The account is considered a client account with respect to the Access Person managing the Personal Account.

(2)
Solicitors/Consultants.  Non-Employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of CCM, makes or participates in the making of investment recommendations for CCM’s Clients.

(3)	Client Accounts. A client account includes any account managed by CCM that is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
General.  It is the responsibility of each Access Person to ensure that a particular investment transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal transactions for Access Persons may be effected only in accordance with the provisions of this Section III.

B.
Pre-clearance of Transactions in a Personal Account.  An Access Person must obtain the prior written approval via Trade Approval System or from the Chief Compliance Officer or his/her designee before engaging in the following transactions in his or her Personal Account:

(1)	All transactions with the exception of securities specifically referenced as exempt from reporting in Section IV.B below.

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(2)
Restricted List:  All transactions in any security that is on the Restricted List.  An Access Person who becomes aware of a security subject to a conflict of interest must promptly notify the Chief Compliance Officer, who will place such security on the Restricted List.

(3)	Any private placements or initial public offerings.

A request for pre-clearance must be made to CCM via Trade Request System.  Any trades not automatically approved by the Trade Request System cannot be transacted unless approved by the Chief Compliance Officer or his/her designee.  Such approval shall be obtained by sending a pre-clearance email to the Chief Compliance Officer or his/her designee who will determine if the trade will be approved based on his/her determination of CCM’s trading intent.  All pre-clearance requests made via Trade Request System, email requests, and approvals will be archived.  A request must provide the following information in the subject line:

1.      The statement “Request for Personal Account Transaction”,

2.      the Name of the issuer; and

3.      Type of transaction (buy, sell, etc).

Any approval given under this paragraph will remain in effect for the number of days specified by the CCO or his/her designee.

C.	Additional Restrictions

Access Persons are prohibited from engaging in trading activities that the CCO deems abusive.  Such activities may include front-running or tail-gating of CCM’s trades

D.
Rumors.  Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws.  Such conduct is contradictory to CCM’s Code of Ethics, as well as its expectations regarding the appropriate behavior of its employees.  Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.  This policy is not intended to discourage or prohibit appropriate communications between employees of CCM and other market participants and service providers.  Please consult with the CCO if you have questions about the appropriateness of any communications.

IV.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports on Personal Accounts:

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(1)
Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)
Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

•	title and type of reportable security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares or amount invested (as applicable);
•	principal amount of each reportable security.

(b)
Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.  The letter attached to this Code of Ethics as Exhibit 3 must be completed and provided to the Chief Compliance Officer.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	Access Persons should use the form of Initial Holdings Report contained in Exhibit 1 to this Code of Ethics.

(2)
Annual Holdings Report – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”).  For purposes of this Code, the Annual Holdings Certification Date is December 31.  From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above.  Access Persons should use the form of Annual Holdings Report contained in Exhibit 2 to this Code of Ethics.

(3)
Quarterly Transaction Report – Access Persons must arrange for the Chief Compliance Officer to receive directly from any broker, dealer, bank or other entity that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each Personal Account.  A form letter that Access Persons may use to request such documents from such entities can be found at Exhibit 3 to this Code of Ethics.  All copies must be received no later than 30 days after the end of the calendar quarter.  Each confirmation or statement must disclose the following information:

(a)	The date of the transaction;

(b)	The title (and interest rate and maturity date, if applicable);

(c)	The number of shares and principal amount;

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(d)	The nature of the transaction (e.g., purchase or sale);

(e)	The price of the security; and

(f)	The name of the broker, dealer or bank through which the trade was effected.

If the Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent that contain the information required above, the Access Person must submit a Quarterly Transaction Report (see Exhibit 4) within 30 days after the completion of each calendar quarter to the Chief Compliance Officer.

Every Access Person who establishes a Personal Account during a quarter must submit a Quarterly Transaction Report (see Exhibit 4) to the CCO.  This report must be submitted to the Chief Compliance Officer within 30 days after the completion of each calendar quarter.

B.
DEFINITION OF REPORTABLE SECURITY – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)
Shares issued by registered open-end funds; provided that such funds are not advised by CCM or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CCM;

(5)
Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are not advised by CCM or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CCM.

(6)
Shares issued by public companies whose Average Daily Volume exceeds $100,000,000.  Average Daily Volume (ADV) calculation shall be determined by CCM but generally can be calculated using ADV information from a reliable source such as Yahoo ® Finance and multiplied by the last closing price of the security.

      For the avoidance of doubt, investments with private funds or private investment managers are considered reportable securities under this Code of Ethics.

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V.	EXCEPTIONS TO REPORTING REQUIREMENTS

This Section sets forth exceptions to the reporting requirements of Section IV of this Code.  All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section.  Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A.
No Initial or Annual Holdings Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

VI.	ACTIONS PROHIBITED BY LAW

Employees and affiliates are strictly forbidden to engage in unlawful actions and must abide by all applicable federal, state, and local laws while acting in their capacity as an employee of CCM, including the following:

A.	Rule 17j-1 of the Investment Company Act of 1940 specifically prohibits certain actions by Access Persons and affiliates of CCM.

Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a fund, or any affiliated person of an investment adviser of or principal underwriter for a fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the fund:

(1)	To employ any device, scheme or artifice to defraud the fund;

(2)
To make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

(4)	To engage in any manipulative practice with respect to the fund.

VII.	INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such investment adviser or any associated person.  In the past, the federal securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material, non-public information;

•	Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained material, non-public information through unlawful means such as computer hacking; and

•	Communicating material, non-public information to others in breach of a fiduciary duty.

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What Information is Material?

Many types of information may be considered material, including, but not limited to, advance knowledge of the following:

1.	Dividend or earnings announcements;
2.	Asset write-downs or write-offs;
3.	Expansion or curtailment of company or major division operations;
4.	Merger or joint venture announcements;
5.	Criminal, civil, and government investigations and indictments;
6.	Bankruptcy or insolvency problems; and
7.	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing material, non-public information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities.  Material information need not relate to a company’s business.  For example, information about the contents of an upcoming newspaper column that may affect the price of a security could be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of material, non-public information must occur through commonly recognized channels for the classification to change.  In addition, there must be adequate time for the public to receive and digest the information.

Non-public information may be transmitted in a number of ways, including verbally, in writing, by email, or instant message.  Non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information.  Employees should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material, Non-Public Information

Severe penalties exist for firms and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and jail sentences.  Further, fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies).  The Firm will not protect or defend Employees found guilty of insider trading.

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Firm’s Policy

Employees are strictly forbidden from engaging in insider trading, either personally or on behalf of others, including the Firm’s Clients.  The Firm’s insider trading policies and procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons.  The policy also applies to transactions by corporations in which an Employee is a 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner (unless the Employee has no direct or indirect control over the partnership).

Procedures for Recipients of Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, he or she should inform the CCO as soon as possible.  The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Must immediately report the potential receipt of material, non-public information to the CCO;

•	Must not trade the securities of any company about which they may possess material, non-public information;

•	Must not discuss any potentially material, non-public information with colleagues, except as specifically required by their position; and

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have material, non-public information until the CCO dictates an appropriate course of action.

If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received.  The Firm will not place any trades in securities for which it has material, non-public information.  Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

•	Add the issuer to the Firm’s Restricted List;

•	Review the Firm’s insider trading policies and procedures with all employees;

•	Inform the Firm’s other Employees that the affected individual(s) may be in possession of material, non-public information;

•	Explicitly prohibit other Employees from seeking to obtain the information;

•	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information; and

•	Conduct key word searches of emails to determine if the information may have been inappropriately disseminated to anyone inside or outside of the Firm.

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If an issuer is added to the Restricted List, it may be removed once the CCO determines that the information has become public and/or immaterial.

Selective Disclosure

Non-public information about the Firm’s investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business (examples of such are: brokers; accountants or accounting support service firms; custodians; transfer agents; bankers; and lawyers).  Employees must never disclose proposed or pending deals or other sensitive information to any third party without the prior approval of the CCO.  Federal securities laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Firm owes to its clients.

Relationships with Potential Insiders

The Firm’s Clients, investors, affiliates, and third-party service providers may possess material, non-public information.  Access to such information could come as a result of, among other things:

•	Being employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Sitting on an issuer’s creditors committee;

•	Personal relationships with connected individuals; and

•	A spouse’s involvement in any of the preceding activities.

Employees may not solicit information that may be material and non-public from any client, investor, affiliate, service provider or any other source, and should notify the CCO in the event they inadvertently receive such information.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by the Firm, please see the CCO.

VIII.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and CCM’s Compliance Manual, Access Persons should note that CCM has a duty to safeguard material, non-public information about securities/investment recommendations provided to or made on behalf of Clients.  As such, Access Persons generally should not share such information outside of CCM.  Notwithstanding the foregoing, Access Persons and CCM may provide such information to persons or entities providing services to CCM, Clients or a Fund where such information is required to effectively provide the services in question.  Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

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If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by CCM, please see the Chief Compliance Officer.

IX.	RECORD RETENTION

Books and records required by Rule 204-2 under the Advisers Act shall be maintained for at least five years from the end of the calendar year during which the record was created or last altered, whichever is more recent.1  Required records shall be kept onsite for at least two years after they are created or last altered, and will be organized to permit easy location, access, and retrieval.  All records shall be maintained in accordance with Rule 204-2 under the Investment Advisers Act of 1940 and Rule 17j-1(f) under the Investment Company Act of 1940.

X.	GIFTS

A.
Receipt of Entertainment.  Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature.

B.
Receipt of Gifts.  Employees must report any gifts over $500 to the Chief Compliance Officer by completing the attached Gifts and Entertainment Report.  Gifts such as holiday baskets or lunches delivered to CCM’s offices, which are received on behalf of the Company, do not require reporting.

C.
Gift and Entertainment Giving. CCM and its employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts in excess of $500 to any Client, investor, prospect, or individual or entity that CCM does, or is seeking to do, business with.  Ordinary business meals need not be pre-cleared, but may not be lavish or excessive in nature. Employees should seek approval using the Gifts and Entertainment Report at Exhibit 5.

D.
Gift and Entertainment Giving to Union Officials. Any gift or entertainment provided by CCM to a labor union or a union official in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of CCM’s fiscal year.  Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Chief Compliance Officer.  Employees should seek approval using the Gifts and Entertainment Report at Exhibit 5.

E.
Gift and Entertainment Giving to Foreign Governments and “Government Instrumentalities.”  The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government.  Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government.  In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.  Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

1 Certain required records, such as performance backup, must be kept for longer periods of time.

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The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes.  However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe.  CCM and its employees must comply with the spirit and the letter of the FCPA at all times.  Employees must obtain written pre-clearance from the Chief Compliance Officer prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must use the Gifts and Entertainment Report at Exhibit 5 to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.  Employees must consult with the Chief Compliance Officer if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

F.
Gift and Entertainment Giving to ERISA Plan Fiduciaries. CCM is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary.  Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the Chief Compliance Officer on the Gifts and Entertainment Report at Exhibit 5.

G.	Gift and Entertainment Monitoring. The Chief Compliance Officer will maintain a log of all reported gifts and entertainment.

XI.	OVERSIGHT OF CODE OF ETHICS

A.
Reporting.  Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of CCM.

B.
Review of Transactions.  Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by CCM for Clients.  Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of CCM.

C.
Sanctions.  The executive management of CCM, with advice of outside legal counsel if appropriate, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with CCM, or criminal or civil penalties.

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XII.	POLITICAL CONTRIBUTIONS

CCM’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the Chief Compliance Officer.

CCM permits each employee to support his or her own political parties, candidates and causes, subject to the “pay to play” restrictions as detailed below.   However, each employee must do so on his or her own time and not use any of CCM’s resources, including, but not limited to, reproduction, facsimile machines, postage meters, telephones or computers.

Advisers Act Rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.  This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office (i) is directly or indirectly responsible for the hiring of CCM, or (ii) has the authority to appoint any person responsible for the hiring of CCM.  In addition, Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

Based on the above, Access Persons are required to pre-clear any and all political contributions using the form attached at Exhibit 6.

For the avoidance of doubt, it is specifically noted that such pre-clearance policy also applies to Access Persons:

•	Asking another person or political action committee to:

o	Make a contribution to an elected official (or candidate for the official’s position); or

o	Make a payment to a political party.

•
Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with CCM, if such political contributions would require preclearance if done directly by the Access Person.

Employees should carefully review the relationship between CCM and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions.  If you have any question about whether a political contribution raises a conflict of interest that may implicate CCM, you must discuss such contributions with the Chief Compliance Officer prior to making the political contribution.

Finally, in accordance with the “look back” provision of Rule 206(4)-5, upon becoming an Access Person (upon hire or otherwise), Access Persons will be required to disclose all political contributions made during the 2 years prior to becoming an Access Person, but not prior to March 14, 2011.

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XIII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

Internal Company Confidences

Employees will be required to acknowledge that they have read and will comply with the following:

Employees understand that during their association with CCM, they will become privy to an extensive amount of CCM’s confidences and secrets.  All legal and compliance related matters (“Legal Matters”) should be discussed with management, including CCM’s Chief Compliance Officer, as soon as information related to such Legal Matters becomes available.  Management will determine whether to retain outside counsel in connection with any Legal Matter.  Reporting wrongdoing or other Legal Matters to management is not adverse to the interests of CCM and Employees have a duty to immediately report wrongdoing or a breach of securities laws, rules and regulations to management.  If an Employee fails to report Legal Matters in a timely manner, the Employee may be penalized, including through suspension or termination, in the sole discretion of management.  If an Employee reports Legal Matters in a timely manner, the Employee may be rewarded with a bonus in an amount to be determined in the sole discretion of management.  Moreover, Employees acknowledge and accept the following duties of care to the Company:

Duty of Care.  Employees have a duty to act only in CCM’s best interests and acknowledge that they owe to CCM a high degree of trust and loyalty.  Consequently, Employees agree that while they are associated with CCM, they shall not take any action which would harm CCM’s business or its relationship with its customers, nor shall they do anything which will further the business of any competitor of CCM.  Neither during the period of employment, nor thereafter, shall Employees use any information acquired by them in a manner adverse to the interests of CCM or do any act to damage the goodwill of CCM.  Employees will not make any untrue statements or misrepresentations nor fail to state any material fact to any current or prospective Client.  Employees further agree that they will not take any action or make any statement that will be detrimental to or inhibit the business of CCM or that will undermine the authority of any officer, manager, or person in a supervisory position at CCM.

Devotion of Time and Effort.  Employees agree to devote the principal amount of their time and effort to the business of CCM and any of CCM’s subsidiaries of affiliated companies as may now or in the future exist.

Protection of Trade Secrets.  Employees agree that they shall not at any time, either during their association as an Employee or thereafter, divulge to any person, firm, or corporation any information received by them during the course of their association concerning CCM’s customers, Clients, traders, Employees, and accounts or the business, financial, compliance or legal aspects of CCM or its business, and further agree that all such information are trade secrets owned exclusively by CCM and shall at all times be kept strictly confidential by them and shall not in any manner be revealed to anyone or used by them other than in their employment capacity, in an adverse manner to CCM.

Surrender of CCM’s Records.  Employees agree that upon termination of their association with CCM, regardless of the time, manner, or cause of the termination, they will surrender to CCM all customer lists, if any, and all books, records, documents, and all written information received or obtained by them that relates to CCM’s customers or prospective customers and/or CCM’s business, including, but not limited to:  business, financial, compliance or legal aspects of CCM or its business.

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XIV.	ANNUAL COMPLIANCE REVIEWS

The CCO shall oversee a comprehensive annual review of CCM’s compliance program.  This review incorporates any compliance matters that arose during the preceding year, any substantive changes in CCM’s business activities, and any applicable regulatory developments.  During each annual review the CCO shall evaluate and test the implementation of CCM’s written policies and procedures.  Following each review, the CCO or designee shall prepare a written report that identifies the specific policies and procedures that were tested, as well as any substantive findings.

On an annual basis, CCM's Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each registered fund client's Chief Compliance Officer for review by the registered fund client's Board of Trustees.

On an annual basis, CCMs  Chief Compliance Officer shall certify to the Board of Trustees of each registered fund client that the Adviser has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics."

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CERTIFICATION AND ACKNOWLEDGEMENT

I, ___________________________, have received and read the foregoing Code of Ethics, including the Sections: III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES, IV. REPORTING REQUIREMENTS and VI. INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS, and agree to comply with all said terms and policies.

Dated:  ___________________

_______________________________
Access Person

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EXHIBIT 1

INITIAL HOLDINGS REPORT
FOR ACCESS PERSONS

Name of Access Person:  ________________________

Date of Submission of Report:  ____________________

In connection with my new status as an Access Person at CCM, the following sets forth all of my holdings in reportable securities (as defined in Section IV.B of CCM’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of CCM’s Code of Ethics).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amount	Broker/Dealer, Bank or Other Location Where Securities are Held

OR

___           No holdings in reportable securities (as defined in Section IV.B of CCM’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of ______________________, 20___ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

_____________________________
Name of Access Person

_____________________________
Signature of Access Person

_____________________________
Date

______________________________
[CCO NAME], CCO

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EXHIBIT 2
ANNUAL HOLDINGS REPORT
FOR ACCESS PERSONS

Name of Access Person:  ________________________

Date of Submission of Report:  ____________________

The following sets forth all of my holdings in reportable securities (as defined in Section IV.B of CCM’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of CCM’s Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amount	Broker/Dealer, Bank or Other Location Where Securities are Held

OR

___           No holdings in reportable securities (as defined in Section IV.B of CCM’s Code of Ethics) as of the Annual Holdings Certificate Date.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ________________ ___, 20___ (which must be a date within 45 days of the Annual Holdings Certificate Date).

_____________________________
Name of Access Person

_____________________________
Signature of Access Person

_____________________________
Date

______________________________
[CCO NAME], CCO

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EXHIBIT 3

[DATE]
[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re:  [NAME OF EMPLOYEE]/Account No(s). [###]

Dear [CONTACT NAME]:

As the Chief Compliance Officer of [FULL NAME OF ADVISER], I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Connective Capital Management, LLC
385 Homer Avenue
Palo Alto, CA  94301

ATTN:  Sidney Chen, Chief Compliance Officer

Please feel free to call me at (650) 321-4826 x3 should you have any questions.

Best regards,

_____________________________
Name:  Sidney Chen
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly accountstatements with respect to my account(s) held with [NAME OF BROKER] to my employer, CCM, at the above-listed address.

Signature of Employee:  ___________________

Name:  ________________________________

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EXHIBIT 4

QUARTERLY TRANSACTION REPORT FOR ACCESS PERSONS
FOR MONTH ENDED _____________________________

Access Persons:  You do not need to report the following types of transactions:  (1) the Access Person had no direct or indirect influence or control over the transaction; (2) securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds, provided that such funds are not advised by CCM or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with CCM; (8) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, provided that such funds are not advised by CCM or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with CCM; and (9) other securities as may from time to time be designated in writing by the Chief Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

Disclose all securities transactions for the period covered by this report:

Name/Description of Security*	Number Shares	Date of Transaction	Price at Which Effected	Principal Amount	Bought or Sold	Name of Broker/Dealer/Bank

* Please disclose the interest rate or maturity date, if applicable.

Did you establish any securities accounts during the period covered by this report?  ___ Yes  ___ No

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Yes, please complete the following:

Name of Broker	Date of Account Opening	Account Number

The above is a record of every transaction in a security or account opened which I had, or in which I acquired, any direct or indirect beneficial ownership during the period indicated above.

I certify that the Chief Compliance Officer has received confirmations or account statements pertaining to all transactions executed and that disclose the information required above, and notice of any accounts opened, during the period covered by this report.

I have nothing to report for the period covered by this report.

Date:	Signature:

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EXHIBIT 5
GIFTS AND ENTERTAINMENT REPORT

I gave / received a gift / entertainment. (Circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or CCM:

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value:

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund?  Yes / No

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

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EXHIBIT 6

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Employee’s Name:		Title:

Person or entity making the contribution (if other than employee):

Recipient’s Name:		Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate? Yes / No	If no, explain:

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where CCM is providing or seeking government business.

Date of contribution:  ______________________________

Signature:  ______________________________________

CCO Use Only

Approved	Not Approved

Reviewed by:	Date: ______________________________

If the contribution is a triggering contribution, how many such contributions have occurred in the past 12 months?

If the employee has in the past made a triggering contribution, the request must be denied.

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